UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 26, 2017

XFIT BRANDS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55372	47-1858485
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

25731 Commercentre Drive, Lake Forest, CA	92630
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 916-9680

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of David E. Vautrin as Interim Chief Executive Officer, Appointment of J. Gregory Barrow as Interim Chief Executive Officer

On April 26, 2017 the Registrant accepted the resignation of David E. Vautrin as interim chief executive officer and all officer positions with the Registrant and its affiliates, who left to pursue other opportunities. Mr. Vautrin remains director of the Registrant. Mr. J. Gregory Barrow was appointed as interim chief executive officer, to serve until his successor is duly elected and qualified. Mr. Barrow, 51, is the founder and Managing Director of General Capital Partners (GCP) and has an extensive background in business leadership, entrepreneurship and investment banking. Greg founded GCP in April of 2002 to leverage his experience in the distressed marketplace and has transitioned the firm into a preeminent player in the middle market in a variety of industries including manufacturing, real estate, consumer products, and energy/natural resources. In 2011, GCP shifted its focus to the health and wellness industry, including the natural food and beverage industry, using its innovate approach to closing deals quickly while maximizing value.

Mr. Barrow has led and completed well over 100 transactions valued at over one billion dollars. His expertise has been featured in media outlets such as Bloomberg, Dow Jones, MSN Money, The Deal, Denver Business Journal and he is a frequent speaker for the Turnaround Management Association. From 1991 to 1999, Mr. Barrow was the founder and CEO of Peak Resources, Inc., an IBM Business Partner providing information systems and solutions to Fortune 1000 companies. Mr. Barrow received a B.S. in Business Administration with emphasis in Computer Science and Accounting from Washington & Lee University.

As of the date of this Report, the Registrant and Mr. Barrow have not entered into any agreement requiring disclosure under Item 5.02(c)(3).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XFIT BRANDS, INC.

(Registrant)

Date: May 16, 2017	By:	/s/ Greg Barrow
J. Gregory Barrow
Interim Chief Executive Officer

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